Exhibit 5.1

411 SOUTH 13TH STREET, SUITE 200 · LINCOLN NE 68508 · P: 402.435.3223 · F: 402.435.4239 · WWW.SCUDDERLAW.COM

June 18, 2018

U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, Tennessee 37421

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to U.S. Xpress Enterprises, Inc., a Nevada corporation (the "Company"), in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (including the reoffer prospectus therein, the "Registration Statement") relating to (i) 3,200,000 shares of Class A common stock available for issuance under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan (the “2018 Incentive Plan”), (ii) 2,300,000 shares of Class A common stock available for issuance under the U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan (the “ESPP”),  and (iii) 3,295,831 shares of Class A common stock issued or issuable in exchange for membership interests originally granted under the New Mountain Lake Holdings, LLC (“NMLH”) Restricted Membership Units Plan, as amended (the "RMUP" and together with the ESPP and the 2018 Incentive Plan, the "Plans"), prior to the merger of NMLH with and into the Company or upon conversion of Class B common stock of the Company issued in exchange for such membership units (collectively, the “S-8 Securities”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Second Amended and Restated Articles of Incorporation of the Company; (c) the Amended and Restated Bylaws of the Company; (d) certain resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement; and (e) such other documents, records, certificates, and other instruments as in our judgment are necessary or appropriate for purposes of this opinion. We have relied upon statements and representations of officers and other representatives of the Company as to factual matters.

In our examination of the aforesaid documents, we have assumed without verification the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the S-8 Securities issued after the date of this letter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the internal laws of the State of Nevada. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to, and limited by the foregoing, we are of the opinion that the S-8 Securities to be issued under the Plans are duly authorized for issuance and, when issued in accordance with the provisions of the Plans, will be validly issued, fully paid, and nonassessable.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter speaks as of the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SCUDDER LAW FIRM, P.C., L.L.O.

SCUDDER LAW FIRM, P.C., L.L.O.

Back to Form S-8